Certificate of Amendment of
                          Certificate of Incorporation
                                       of
                            Explorations Group, Inc.


STATE OF FLORIDA }
COUNTY OF PALM BEACH       } ss.:

     This Certificate of Amendment to Certificate of Incorporation is executed by the undersigned authorized corporate officers of Explorations Group, Inc., who, being sworn, certify as follows:


First: On the 9th day of August, 2002, by Written Consent in Lieu of a Special Meeting of Stockholders pursuant to Section 228 of the Delaware General Corporation Law, it was resolved by a vote of holders of a majority of the shares of capital stock outstanding and entitled to vote at such meeting, that as proposed and declared advisable by the Corporation's Board of Directors by resolution adopted on the 9th day of August, 2002, the Certificate of Incorporation of this Corporation be amended by repealing current article 4.1 (b) and replacing it as follows:


4.1      Authorized Capital Stock

         . . .

(b) This Corporation is authorized to issue 11,500,000 shares of capital stock, one cent par value, allocated as follows:

         (1) 10,000,000 shares of the capital stock shall be designated as common stock; and

         (2) 1, 500,00 shares of the capital stock shall be designated as preferred stock, with all the preferences and characteristics to be determined by the Corporation's Board of Directors on a case by case basis, prior to issuance but subject to compliance with the requirements of Sections 103, 151 and 102 (4) of the Delaware General Corporation Law.


Second:   That said  amendment was adopted in accordance  with the provisions of
          Section 242 of the General Corporation Law of the State of Delaware.


Third: That the capital of said corporation shall not be reduced under or by reason of said amendment.



                                     Page78

     In Witness Whereof, the Corporation has made under its corporate seal and the hands of its president and secretary, respectively, of said corporation, the foregoing certificate, and the president and secretary have hereunto set their hands and caused the corporate seal of the said corporation to be affixed this 9th day of August, 2002.


                            EXPLORATIONS GROUP, INC.



                             By: /s/  Michelle Tucker
                                    President


                           Attest: /s/ Vanessa H. Lindsey
                                    Secretary

                                [Corporate Seal]


     Before me, an officer appointed and authorized by the State of Florida to administer oaths, did personally appear on the 9th day of August, 2002, Michelle Tucker and Vanessa H. Lindsey, both known to me, and who, being duly sworn, did certify that they were the elected and serving president and secretary, respectively, of Explorations Group, Inc., a Delaware corporation, and that, after having obtained all required corporate authorizations, they executed the foregoing certificate as the act of such corporation.


                        --------------------------------
                        Notary Public - State of Florida


  My commission expires: